                                                                   Exhibit 10.39

  SUMMARY OF COMPENSATION FOR THE EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS
             AND THE NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS
                          OF AKAMAI TECHNOLOGIES, INC.

     The Executive Chairman of the Board of Directors and the non-employee directors of Akamai Technologies, Inc. ("Akamai") are entitled to annual compensation of $140,000, of which $20,000 is paid in cash and $120,000 is paid in deferred stock units ("DSUs") representing the right to acquire shares of Akamai common stock. The number of DSUs issued is based on the fair market value of Akamai's common stock on the date of its annual stockholders meeting. For so long as the person remains a director, DSUs will vest over a two-year period. In addition, Akamai's Executive Chairman and its Lead Director are entitled to $40,000 of additional compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 in paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive fair market value options to purchase 25,000 shares of its common stock when he or she joins the Board of Directors. Akamai also reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.